UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 10, 2015

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 10, 2015, Vishay Intertechnology, Inc. ("Vishay" or the "Company") and certain of its subsidiaries entered into an Amended and Restated Credit Agreement with a consortium of banks led by JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other parties thereto (the "Amended and Restated Credit Facility"), which provides an aggregate commitment of $640 million of revolving loans available until December 10, 2020.  The previous credit agreement was scheduled to mature on August 8, 2018.  The Amended and Restated Credit Facility also provides for the ability of Vishay to request up to $50 million of incremental revolving commitments, subject to the satisfaction of certain conditions.

Borrowings under the Amended and Restated Credit Facility bear interest at LIBOR plus an interest margin.  The applicable interest margin is based on Vishay's leverage ratio.  Based on Vishay's current leverage ratio, borrowings bear interest at LIBOR plus 1.75%.  Vishay also pays a fee, also based on its leverage ratio, on undrawn amounts.   The undrawn commitment fee, based on Vishay's current leverage ratio, is 0.35% per annum.  The previous credit agreement required Vishay to pay facility fees on the entire commitment amount.

The Amended and Restated Credit Facility allows an unlimited amount of defined "Restricted Payments," which include cash dividends and share repurchases, provided the Company's pro forma leverage ratio is less than 2.25 to 1.  If the Company's leverage ratio is greater than 2.25 to 1, the Amended and Restated Credit Facility allows such payments up to $75 million per annum (subject to a cap of $225 million for the term of the facility).

The Amended and Restated Credit Facility also removes certain restrictions related to intercompany transactions.  These changes are expected to enable the Company to streamline its complex subsidiary structure and provide greater operating flexibility.

Except as discussed above, the Amended and Restated Credit Facility is substantially similar to the previous credit agreement.

Similar to the previous credit agreement, the borrowings under the Amended and Restated Credit Facility are secured by a lien on substantially all assets, including  accounts receivable, inventory, machinery and equipment, and general intangibles (but excluding real estate, intellectual property registered or licensed for use in, or arising under the laws of, any country other than the United States, assets located outside of the United States and bank and securities accounts), of Vishay and certain significant subsidiaries located in the United States, and pledges of stock in certain significant domestic and foreign subsidiaries; and are guaranteed by certain significant subsidiaries.  Certain of the Company's subsidiaries continue to be permitted to borrow under the Amended and Restated Credit Facility, subject to the satisfaction of specified conditions.  Any borrowings by these subsidiaries under the Amended and Restated Credit Facility are guaranteed by Vishay and certain subsidiaries.  The Amended and Restated Credit Facility also continues to limit or restrict the Company and its subsidiaries, from, among other things, incurring indebtedness, incurring liens on its respective assets, making investments and acquisitions, making asset sales, and paying cash dividends and making other restricted payments (assuming the Company's leverage ratio is greater than 2.25 to 1), and requires the Company to comply with other covenants, including the maintenance of specific financial ratios.

Similar to the previous credit agreement, the Amended and Restated Credit Facility also contains customary events of default, including, but not limited to, failure to pay principal or interest, failure to pay or default under other material debt, material misrepresentation or breach of warranty, violation of certain covenants, a change of control, the commencement of  bankruptcy proceedings, the insolvency of Vishay or certain of its significant subsidiaries, and the rendering of a judgment in excess of $25 million against Vishay or certain of its significant subsidiaries.  Upon the occurrence of an event of default under the Amended and Restated Credit Facility, Vishay's obligations under the credit facility may be accelerated and the lending commitments under the credit facility terminated.

The description of the Amended and Restated Credit Facility set forth in this Item 1.01 is qualified in its entirety by reference to the text of the Amended and Restated Credit Facility, which is filed as Exhibit 10.1 to this report and incorporated by reference herein.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective December 10, 2015, Vishay entered into the credit agreement more specifically described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 2.03.

Item 8.01 – Other Events

On December 10, 2015, Vishay issued a press release regarding the matter described in Item 1.01 above.

A copy of the press release is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1
Credit Agreement, dated as of December 1, 2010, as amended and restated as of August 8, 2013, as further amended and restated December 10, 2015, among Vishay Intertechnology, Inc. and JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other parties thereto.

99.1	Press release dated December 10, 2015

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2015

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer